Exhibit 99.1

Scientific Learning Reports Record Fourth Quarter and Fiscal Year Results

Fourth Quarter Booked Sales Increased 54% to $14.6 Million & EPS Improved to $0.08

Fiscal 2009 Booked Sales Increased 32% to a Record $59.7 Million & EPS Improved to $0.26

OAKLAND, Calif.--(BUSINESS WIRE)--February 25, 2010--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the fourth quarter and fiscal year periods ended December 31, 2009.

Fourth Quarter Summary (4Q09 vs. 4Q08)

  Total revenues increased 26% to $15.8 million, total booked sales increased 54% to $14.6 million and K-12 booked sales increased 59% to $13.7 million;
  Gross profit increased 32% to $12.6 million and gross margin increased to 79.9% of total revenues from 76.5% of total revenues;
  Operating income increased to $1.6 million from $1.1 million and EBITDAS increased to $2.6 million from $1.9 million;
  Net earnings per diluted share increased to $0.08 from $0.07;
  Cash and cash equivalents were $20.7 million and there were no borrowings under our line of credit.

Fiscal Year Summary (FY09 vs. FY08)

  Total revenues increased 16% to a record $55.3 million, total booked sales increased 32% to a record $59.7 million and K-12 booked sales increased 40% to a record $56.2 million;
  Gross profit increased 22% to $43.7 million and gross margin increased to 79.1% of total revenues from 75.1% of total revenues;
  Operating income increased to $5.1 million from an operating loss of $2.6 million and EBITDAS increased to $8.5 million from $1.1 million;
  Net earnings per diluted share increased to $0.26 compared to a loss of $0.19.

Andy Myers, Chief Executive Officer, stated, “We are pleased with our strong fourth quarter results and finish to the year. The operational improvements made in 2008 and 2009 enabled us to make the most of the significant additional opportunities afforded by stimulus increases to federal Title I and IDEA programs. With our differentiated approach and demonstrated results in improving student performance, our products continue to resonate with K-12 school decision makers. We are well aligned with many of the changes expected across the broader U.S. educational environment, and we are leveraging our recent success to build the development and technology infrastructure required to support new products and new markets. We are excited about our long-term potential as we continue to apply scientific research that accelerates the learning process and to make our offerings more accessible throughout the world.”

Operating Results

Fourth Quarter

Total revenues for the fourth quarter increased 26% to $15.8 million, compared to $12.5 million in the fourth quarter of 2008. Product revenues increased 40% to $10.2 million and service and support revenue increased 6% to $5.5 million. Total booked sales increased 54% to $14.6 million in the fourth quarter.

Gross profit for the fourth quarter increased 32% to $12.6 million, compared to $9.6 million in the fourth quarter of 2008. Gross profit margin increased 340 basis points to 79.9% from 76.5% of total revenues. The increase was driven by a shift in revenue mix toward higher margin product sales and higher service and support margins. Product gross profit margin remained relatively unchanged at approximately 93.0% and service and support gross profit margin increased to 55.6% from 53.0%.

Total operating expenses for the fourth quarter increased 31% to $11.0 million, compared to $8.4 million in the fourth quarter of 2008. Sales and marketing expenses increased 38% to $7.1 million, primarily due to higher commissions, driven by significantly higher sales. Research and development expenses increased 5% to $1.8 million due to higher engineering headcount and bonuses stemming from improved 2009 performance. General and administrative expenses increased 38% to $2.1 million, primarily due to increased investment in information technology and higher employee bonuses.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) for the fourth quarter of 2009 increased to $2.6 million from $1.9 million in the fourth quarter of 2008. Operating income in the fourth quarter of 2009 was $1.6 million compared to operating income of $1.1 million in the fourth quarter of 2008. Net income was $1.5 million, or $0.08 per share, in the fourth quarter of 2009 compared to net income of $1.2 million, or $0.07 per share, in the fourth quarter of 2008.

Fiscal Year

For the full year, total revenues increased 16% to $55.3 million compared to $47.8 million in fiscal 2008. Product revenues increased 27% to $35.9 million and service and support revenue was relatively flat at $19.4 million. Total booked sales increased 32% to $59.7 million and include a $6.9 million transaction that closed in July 2009.

For the full year, gross profit increased 22% to $43.7 million compared to $35.9 million in fiscal 2008. Gross profit margin increased 400 basis points to 79.1% from 75.1% of total revenues. The increase was driven by a shift in revenue mix toward higher margin product sales and higher service and support margins. Product gross profit margins increased 20 basis points to 92.5% and service and support gross profit margin increased to 54.2% from 50.0%.

For the full year, total operating expenses were relatively unchanged at $38.6 million. Sales and marketing expenses increased 2% to $24.0 million, research and development expenses decreased 9% to $6.4 million and general and administrative expenses increased 3% to $8.1 million.

For the full year, EBITDAS increased to $8.5 million, from $1.1 million in fiscal 2008. Operating income was $5.1 million versus an operating loss of $2.6 million last year. Net income was $4.8 million, or $0.26 per share, compared to net loss of $3.3 million, or $0.19 per share, in fiscal 2008.

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance that management uses to assess progress, allocate resources, and award compensation and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of the Company’s website, www.scilearn.com/investorinfo.

Select Balance Sheet Information

As of December 31, 2009, cash and cash equivalents were $20.7 million compared to $16.9 million at September 30, 2009 and $7.6 million at December 31, 2008. The increase was mainly the result of higher net income and receivable collections resulting from our strong sales performance. Net accounts receivable were $6.4 million at December 31, 2009 compared to $10.3 million at September 30, 2009 and $7.7 million at December 30, 2008. As of December 31, 2009, there were no borrowings under the Company’s line of credit. There were no borrowings incurred as of September 30, 2009 and December 30, 2008.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2009 results and the outlook for 2010 is scheduled for today, Thursday, February 25, 2010 at 5:00 p.m. EDT / 2:00 p.m. PDT. The conference call will be available live on the Investor Information portion of the Company’s website at www.scilearn.com/investorinfo. The conference call can also be accessed at (866) 652-3154 (domestic) or (706) 634-7311(international), conference ID number 56138490. Please dial in or visit the website at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Company’s website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 (international) and enter conference ID: 56138490.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scilearn.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s future growth, acceptance of our products by school administrators, trends in education, future products and product improvements. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes; factors affecting trends in education; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended September 30, 2009 (Part II, Item 1A, Risk Factors), filed November 6, 2009. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$20,679	$7,550
Accounts receivable, net	6,390	7,717
Prepaid expenses and other current assets	2,142	1,341

Total current assets	29,211	16,608
Property and equipment, net	1,780	1,552
Goodwill	4,568	4,568
Other intangible assets, net	5,476	6,424
Other assets	2,093	1,108

Total assets	$43,128	$30,260

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$812	$674
Accrued liabilities	7,362	3,964
Deferred revenue	15,859	15,521

Total current liabilities	24,033	20,159
Deferred revenue, long-term	6,371	4,431
Other liabilities	795	625

Total liabilities	31,199	25,215

Stockholders' equity :
Common stock and additional paid in capital	87,182	85,098
Accumulated deficit	(75,253)	(80,053)

Total stockholders' equity:	11,929	5,045

Total liabilities and stockholders' equity	$43,128	$30,260

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Revenues:
Products	$10,234	$7,292	$35,863	$28,301
Service and support	5,521	5,201	19,425	19,453
Total revenues	15,755	12,493	55,288	47,754

Cost of revenues:
Cost of products	718	492	2,679	2,178
Cost of service and support	2,454	2,442	8,895	9,721
Total cost of revenues	3,172	2,934	11,574	11,899

Gross profit	12,583	9,559	43,714	35,855

Operating expenses:
Sales and marketing	7,075	5,126	24,042	23,587
Research and development	1,830	1,749	6,418	7,016
General and administrative	2,116	1,537	8,135	7,883

Total operating expenses	11,021	8,412	38,595	38,486

Operating income (loss)	1,562	1,147	5,119	(2,631)

Interest and other income (expense)	20	91	110	564

Net income (loss) before income tax	1,582	1,238	5,229	(2,067)
Income tax provision	62	41	429	1,248
Net income (loss)	$1,520	$1,197	$4,800	$(3,315)

Basic net income (loss) per share:	$0.08	$0.07	$0.27	$(0.19)
Shares used in computing basic net income (loss) per share	18,213	17,639	18,039	17,488
Diluted net income (loss) per share:	$0.08	$0.07	$0.26	$(0.19)
Shares used in computing diluted net income (loss) per share	19,201	18,210	18,690	17,488

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Operating Activities:
Net income (loss)	$1,520	$1,197	$4,800	$(3,315)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	712	334	1,895	1,266
Stock based compensation	355	379	1,389	1,997
Increase in deferred tax asset valuation allowance	-	-	-	1,191
Changes in operating assets and liabilities:
Accounts receivable	3,894	3,287	1,327	(1,293)
Prepaid expenses and other current assets	(416)	135	(801)	(29)
Other assets	(79)	(282)	(90)	(399)
Accounts payable	(141)	127	138	(317)
Accrued liabilities	997	(687)	3,398	(5)
Deferred revenue	(2,946)	(3,049)	2,278	(3,003)
Other liabilities	82	44	170	172

Net cash provided by (used in) operating activities	3,978	1,485	14,504	(3,735)

Investing Activities:
Purchases of property and equipment, net	(500)	(98)	(1,084)	(304)
Additions to capitalized software		-	(986)	-
Purchase of Soliloquy	-	-	-	(10,133)

Net cash used in investing activities	(500)	(98)	(2,070)	(10,437)

Financing Activities:
Borrowings under bank line of credit		-	2,500
Repayment of borrowings		-	(2,500)
Proceeds from issuance of common stock, net	293	92	695	543

Net cash provided by financing activities	293	92	695	543

Increase (decrease) in cash and cash equivalents	3,771	1,479	13,129	(13,629)

Cash and cash equivalents at beginning of period	16,908	6,071	7,550	21,179

Cash and cash equivalents at end of period	$20,679	$7,550	$20,679	$7,550

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands	Three months ended December 31,		Twelve months ended December 31,

	2009	2008	2009	2008

Booked Sales	$14,586	$9,476	$59,701	$45,084
Less: Revenue recognized	(15,754)	(12,493)	(55,288)	(47,754)
Other adjustments	(1,778)	(142)	(2,135)	(333)
Net increase (decrease) in current and long-term deferred	$(2,946)	$(3,159)	$2,278	$(3,003)

Beginning balance in current and long-term deferred	19,284	16,793	19,952	22,955
Ending balance in current and long-term deferred	22,230	19,952	22,230	19,952

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to EBITDAS

$s in thousands	Three months ended December 31,		Twelve months ended December 31,

	2009	2008	2009	2008

Net income (loss)	1,520	1,197	4,800	(3,315)
Adjustments to reconcile to EBITDAS:
Income tax provision	62	41	429	1,248
Interest (income) / expense, net	(19)	(14)	5	(113)
Depreciation and amortization	712	334	1,895	1,266
Stock compensation expense	355	379	1,389	1,997
Adjusted EBITDAS	2,630	1,937	8,518	1,083

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non Cash Charges
$s in thousands
	Three months ended December 31, 2009			Twelve months ended December 31, 2009

	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	241	-	479	720	-	479
Cost of Service and Support	50	44	15	133	149	164
Operating Expenses	421	311	573	1,042	1,240	1,813
Total	$712	$355	$1,067	$1,895	$1,389	$2,456

	Three months ended December 31, 2008			Twelve months ended December 31, 2008

	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	124	-	124	484	-	484
Cost of Service and Support	35	49	84	137	200	337
Operating Expenses	175	330	505	645	1,797	2,442
Total	$334	$379	$713	$1,266	$1,997	$3,263

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Senior Vice President, Marketing and Product Management
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com